UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 13 )1

NACCO Industries, Inc.
(Name of Issuer)
Class B Common Stock, par value $1.00 per share
(Title of Class of Securities)
629579 20 02
(CUSIP Number)
Alfred M. Rankin, Jr.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
(216) 449-9600
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
February 2006
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)
(Page 1 of 22 Pages)

     1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	629579 20 02	Schedule 13D/A	Page	2	of	22

1	NAMES OF REPORTING PERSONS: Alfred M. Rankin, Jr.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		46,052

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		774,099

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		46,052

WITH	10	SHARED DISPOSITIVE POWER:

		774,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	820,151

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	50.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	3	of	22

1	NAMES OF REPORTING PERSONS: Victoire G. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		46,052

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		820,151

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	820,151

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	50.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	4	of	22

1	NAMES OF REPORTING PERSONS: Clara L. T. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		7,000

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		774,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	774,099

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	48.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	5	of	22

1	NAMES OF REPORTING PERSONS: Thomas T. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		92,873

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		767,099

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		92,873

WITH	10	SHARED DISPOSITIVE POWER:

		767,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	859,972

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	53.4%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	6	of	22

1	NAMES OF REPORTING PERSONS: Claiborne R. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		97,312

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		767,099

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		97,312

WITH	10	SHARED DISPOSITIVE POWER:

		767,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	864,411

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	53.6%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	7	of	22

1	NAMES OF REPORTING PERSONS: Chloe O. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		97,312

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		864,411

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	864,411

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	53.6%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	8	of	22

1	NAMES OF REPORTING PERSONS: Roger F. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		118,125

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		767,099

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		118,125

WITH	10	SHARED DISPOSITIVE POWER:

		767,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	885,224

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	54.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	9	of	22

1	NAMES OF REPORTING PERSONS: Bruce T. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		767,099

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	767,099

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	47.6%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	10	of	22

1	NAMES OF REPORTING PERSONS: Margaret E. Taplin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	11	of	22

1	NAMES OF REPORTING PERSONS: Jennifer T. Jerome

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		11,333

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		11,333

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	11,333

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	0.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	12	of	22

1	NAMES OF REPORTING PERSONS: Caroline T. Ruschell

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		21,570

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		21,570

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	21,570

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	1.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	13	of	22

1	NAMES OF REPORTING PERSONS: Thomas E. Taplin, Jr.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		23,200

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		23,200

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	23,200

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	1.4%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	14	of	22

1	NAMES OF REPORTING PERSONS: Allison A. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		118,125

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		885,224

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	885,558

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	54.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	15	of	22

1	NAMES OF REPORTING PERSONS: Corbin K. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		92,873

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		859,972

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	859,972

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	53.4%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	16	of	22

1	NAMES OF REPORTING PERSONS: Claiborne R. Rankin, Jr.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	17	of	22

1	NAMES OF REPORTING PERSONS: Julia L. Rankin

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

	OO -- See Item 3.

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

	0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	629579 20 02	Schedule 13D/A	Page	18	of	22
     The Schedule 13D originally filed on March 29, 1990, as amended and restated in its entirely pursuant to Regulation S-T Rule 101(a)(2) on March 20, 1992, as amended by Amendment No. 1 filed on March 28, 1995, as amended by Amendment No. 2 filed on March 21, 1996, as amended by Amendment No. 3 filed on November 26, 1996, as amended by Amendment No. 4 filed on January 10, 1997, as amended by Amendment No. 5 filed on March 19, 1997, as amended by Amendment No. 6 filed on March 25, 1999, as amended by Amendment No. 7 filed on March 30, 2000, as amended by Amendment No. 8 filed on February 14, 2001, as amended by Amendment No. 9 filed on February 14, 2002, as amended by Amendment No. 10 filed on February 14, 2003, as amended by Amendment No. 11 filed on February 17, 2004 and as amended by Amendment No. 12 filed on February 15, 2005 (collectively, the “Filings”), related to shares of Class B common stock (“Class B Common”) of NACCO Industries, Inc. (the “Company”) held by certain signatories to the Stockholders’ Agreement, dated as of March 15, 1990, as amended, among the signatories thereto, the Company and National City Bank, as depository, is hereby further amended as follows. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Filings.
Item 2. Identity and Background
(a) - (c) Item 2 of the Filings are hereby amended as follows:
     The Statements under the heading James T. Rankin, which appear in the filings, are hereby deleted and replaced by the following:
     James T. Rankin. Mr. Rankin’s business address is 1731 Commerce Drive, Suite 120, Atlanta, Georgia 30318. He is employed by King Commercial Properties.
     The statements under the heading Claiborne R. Rankin, Jr., which appear in the filings, are hereby deleted and replaced in their entirety by the following:
     Claiborne R. Rankin, Jr. Mr. Rankin’s business address is 180 N. LaSalle Street, Suite 3000, Chicago, Illinois 60601. He is a Credit Analyst with Property Assessment Advisors.
     The statements under the heading Julia L. Rankin, which appear in the filings, are hereby deleted and replaced in their entirety by the following:
     Julia L. Rankin. Ms. Rankin’s business address is 800 F Street NW, Washington, DC 20004. She is a Marketing Promotions Manager with the International Spy Museum.
Item 5. Interest in Securities of the Issuer.
     (a) - (b) Item 5 of the Filings relating to the individual beneficial ownership of the Reporting Persons is hereby amended as follows:
     The statements under the heading Alfred M. Rankin Jr., which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Alfred M. Rankin, Jr. Mr. Rankin has the sole power to vote and dispose of 46,052 shares of Class B Common and has shared power to vote and dispose of 774,099 shares of Class B Common. Collectively, the 820,151 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 50.9% of the Class B Common outstanding as of December 31, 2005.

CUSIP No.	629579 20 02	Schedule 13D/A	Page	19	of	22
     The statements under the heading Victoire G. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Victoire G. Rankin. Mrs. Rankin is deemed to share with her spouse (Alfred M. Rankin, Jr.) the power to vote 46,052 shares of Class B Common and to dispose of 820,151 shares of Class B Common. Collectively, the 820,151 shares of Class B Common beneficially owned by Mrs. Rankin constitute approximately 50.9% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Clara L. T. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Clara L. T. Rankin. Mrs. Rankin shares the power to vote 7,000 shares of Class B Common and to dispose of 774,099 shares of Class B Common. Collectively, the 774,099 shares of Class B Common beneficially owned by Mrs. Rankin constitute approximately 48.0% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Thomas T. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Thomas T. Rankin. Mr. Rankin has the sole power to vote and dispose of 92,873 shares of Class B Common and has shared power to vote and dispose of 767,099 shares of Class B Common. Collectively, the 859,972 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 53.4% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Claiborne R. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Claiborne R. Rankin. Mr. Rankin has the sole power to vote and dispose of 97,312 shares of Class B Common and has shared power to vote and dispose of 767,099 shares of Class B Common. Collectively, the 864,411 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 53.6% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Chloe O. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Chloe O. Rankin. Mrs. Rankin is deemed to share with her spouse (Claiborne R. Rankin) the power to vote 97,312 shares of Class B Common and to dispose of 864,411 shares of Class B Common. Collectively, the 864,411 shares of Class B Common beneficially owned by Mrs. Rankin constitute approximately 53.6% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Roger F. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Roger F. Rankin. Mr. Rankin has the sole power to vote and dispose of 118,125 shares of Class B Common and has shared power to vote and dispose of 767,099 shares of Class B Common. Collectively, the 885,224 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 54.9% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Bruce T. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Bruce T. Rankin. Mr. Rankin has shared power to vote and dispose of 767,099 shares of Class B Common. Collectively, the 767,099 shares of Class B Common beneficially owned by Mr. Rankin constitute approximately 47.6% of the Class B Common outstanding as of December 31, 2005.

CUSIP No.	629579 20 02	Schedule 13D/A	Page	20	of	22
     The statements under the heading Margaret E. Taplin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Margaret E. Taplin. Mrs. Taplin has no power to vote and dispose of any shares of Class B Common.
     The statements under the heading Jennifer T. Jerome, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Jennifer T. Jerome. Ms. Jerome has the sole power to vote and dispose of 11,333 shares of Class B Common, which constitute approximately 0.7% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Caroline T. Ruschell, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Caroline T. Ruschell. Mrs. Ruschell has the sole power to vote and dispose of 21,570 shares of Class B Common, which constitute approximately 1.3% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Thomas E. Taplin, Jr., which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Thomas E. Taplin, Jr. Mr. Taplin has the sole power to vote and dispose of 23,200 shares of Class B Common, which constitute approximately 1.4% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Allison A. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Allison A. Rankin. Mrs. Rankin is deemed to share with her spouse (Roger F. Rankin) the power to vote 118,125 shares of Class B Common and to dispose of 885,224 shares of Class B Common. Collectively, the 885,224 shares of Class B Common beneficially owned by Mrs. Rankin constitute approximately 54.9% of the Class B Common outstanding as of December 31, 2005.
     The statements under the heading Corbin K. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Corbin K. Rankin. Mrs. Rankin is deemed to share with her spouse (Thomas T. Rankin) the power to vote 92,873 shares of Class B Common and to dispose of 859,972 shares of Class B Common. Collectively, the 859,972 shares of Class B Common beneficially owned by Mrs. Rankin constitute approximately 53.4% of the Class B Common outstanding as of December 31, 2005.
     (e) On February 24, 2005, Margaret E. Taplin ceased to be a beneficial owner of more than five percent of the outstanding shares of Class B Common.
[Signatures begin on the next page.]
[The Remainder of this page was intentionally left blank.]

CUSIP No.	629579 20 02	Schedule 13D/A	Page	21	of	22
SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006

/s/ Alfred M. Rankin, Jr.

	Name:	Alfred M. Rankin, Jr.

/s/ Alfred M. Rankin, Jr.

	Name:	Alfred M. Rankin, Jr., on behalf of himself, and as:

Attorney-in-Fact for Clara L. T. Rankin*
Attorney-in-Fact for Victoire G. Rankin*
Attorney-in-Fact for Helen R. Butler*
Attorney-in-Fact for Clara T. Rankin Williams*
Attorney-in-Fact for Thomas T. Rankin*
Attorney-in-Fact for Matthew M. Rankin*
Attorney-in-Fact for Claiborne R. Rankin*
Attorney-in-Fact for Chloe O. Rankin*
Attorney-in-Fact for Roger F. Rankin*
Attorney-in-Fact for Bruce T. Rankin*
Attorney-in-Fact for Margaret E. Taplin*
Attorney-in-Fact for Martha S. Kelly*
Attorney-in-Fact for Susan Sichel*
Attorney-in-Fact for Jennifer T. Jerome*
Attorney-in-Fact for Caroline T. Ruschell*
Attorney-in-Fact for David F. Taplin*
Attorney-in-Fact for Thomas E. Taplin*
Attorney-in-Fact for Beatrice B. Taplin*
Attorney-in-Fact for Thomas E. Taplin, Jr.*
Attorney-in-Fact for Theodore D. Taplin*
Attorney-in-Fact for Britton T. Taplin*
Attorney-in-Fact for Frank F. Taplin*
Attorney-in-Fact for National City Bank, as trustee*
Attorney-in-Fact for Rankin Associates I, L.P.*
Attorney-in-Fact for Rankin Management, Inc.*
Attorney-in-Fact for Alison A. Rankin*
Attorney-in-Fact for Corbin K. Rankin*
Attorney-in-Fact for John C. Butler, Jr.*
Attorney-in-Fact for Rankin Associates II, L.P.*
Attorney-in-Fact for Chloe R. Seelbach*
Attorney-in-Fact for James T. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for David B. Williams*

CUSIP No.	629579 20 02	Schedule 13D/A	Page	22	of	22

Attorney-in-Fact for Scott W. Seelbach*
Attorney-in-Fact for Clara T. Rankin’s Qualified
Annuity Interest Trust 2004 A*
Attorney-in-Fact for Clara T. Rankin’s Qualified
Annuity Interest Trust 2004 B*
Attorney-in-Fact for Elizabeth B. Rankin*
Attorney in Fact for Julia L. Rankin*
Attorney in Fact for Thomas Parker Rankin*
Attorney-in-Fact for Rankin Associates, IV, L.P.*

*The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2 at page 26 through 106 and pages 113 through 121 of such Exhibit, in Exhibit 13 at pages 6 through 8 of such Exhibit, in Exhibit 14 at pages 6 through 8 of such Exhibit, in Exhibit 19 at pages 6 through 7 of such Exhibit, in Exhibit 20 at pages 6 through 7 of such Exhibit, in Exhibit 22 at pages 1 through 2 of such Exhibit , in Exhibit 23 at pages 6 through 7 of such Exhibit, in Exhibit 25 at pages 6 through 7 of such Exhibit, in Exhibit 27 at pages 6 through 7 of such Exhibit, in Exhibit 28 at pages 6 through 7 of such Exhibit, in Exhibit 29 at pages 6 through 7 of such Exhibit, in Exhibit 30 at pages 6 through 7 of such Exhibit, in Exhibit 32 at pages 5 through 6 of such Exhibit and in Exhibit 33 at pages 5 through 6 of such Exhibit.